As filed with the Securities and Exchange Commission on August 28, 2009
Registration No. 333

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Enterprise GP Holdings L.P.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	13-4297064 (I.R.S. Employer Identification Number)

1100 Louisiana Street, 10th Floor
Houston, Texas 77002
(713) 381-6500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Richard H. Bachmann
1100 Louisiana Street, 10th Floor
Houston, Texas 77002
(713) 381-6500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
David C. Buck
Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
(713) 220-4200

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Proposed
		Maximum	Proposed
Title of Each Class of	Amount to be	Offering Price	Maximum	Amount of
Securities to be Registered	Registered(1)	per Unit(1)	Offering Price(1)	Registration Fee(1)
Common Units
Debt Securities of Enterprise GP Holdings L.P.
Total

(1)	An indeterminate amount of securities to be offered at indeterminate prices is being registered pursuant to this registration statement. The registrant is deferring payment of the registration fee pursuant to Rule 456(b) and is excluding this information in reliance on Rule 456(b) and Rule 457(r). Any additional registration fees will be paid subsequently on a pay-as-you-go basis.

PROSPECTUS
ENTERPRISE GP HOLDINGS L.P.
Units Representing Limited Partner Interests
Debt Securities

     The following securities may be offered in an unlimited number and amount under this prospectus:
•	Units representing limited partner interests in Enterprise GP Holdings L.P.; and

•	Debt securities of Enterprise GP Holdings L.P.
     We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis, in each case to the extent such manner of distribution is permitted under applicable SEC rules in connection with this prospectus. This prospectus describes the general terms of these securities. The specific terms of any securities and the specific manner in which we will offer them will be included in a supplement to this prospectus relating to that offering.
     You should read this prospectus and the applicable prospectus supplement and the documents incorporated by reference herein and therein carefully before you invest in our securities. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.
     Our units are traded on the New York Stock Exchange (“NYSE”) under the symbol “EPE.”
     Investing in these securities involves a high degree of risk. Limited partnerships are inherently different from corporations. For a discussion of the factors you should consider before deciding to purchase these securities, please see “Risk Factors,” beginning on page 3 of this prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is August 28, 2009.

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement, as well as the information we previously filed with the Securities and Exchange Commission that is incorporated by reference herein, is accurate as of any date other than its respective date.

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ABOUT THIS PROSPECTUS
     You should rely only on the information provided in or incorporated by reference in this prospectus, any prospectus supplement, or documents to which we otherwise refer you. We have not authorized anyone else to provide you with different information. We are not making an offer of any securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the document in which such information is contained or such other date referred to in such document, regardless of the time of any sale or issuance of a security.
     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf process, we may offer and sell from time to time an unlimited number and amount of the securities described in this prospectus in one or more offerings. This prospectus provides you only with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us in that offering. The prospectus supplement may also add, update or change information in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”
     This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries herein are qualified in their entirety by reference to the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below in the section entitled “Where You Can Find More Information.”
SIGNIFICANT RELATIONSHIPS REFERENCED IN THIS PROSPECTUS
     Unless the context requires otherwise, references to “we,” “us,” “our,” or the “Partnership” are intended to mean the business and operations of Enterprise GP Holdings L.P. and its consolidated subsidiaries.
     References to the “Parent Company” mean Enterprise GP Holdings L.P., individually as the parent company, and not on a consolidated basis. The Parent Company is owned 99.99% by its limited partners and 0.01% by its general partner, EPE Holdings, LLC (“EPE Holdings”). EPE Holdings is a wholly owned subsidiary of Dan Duncan, LLC, the membership interests of which are owned by Dan L. Duncan.
     References to “Enterprise Products Partners” mean Enterprise Products Partners L.P., the common units of which are listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “EPD.” Enterprise Products Partners has no business activities outside those conducted by its operating subsidiary, Enterprise Products Operating LLC (“EPO”). References to “EPGP” refer to Enterprise Products GP, LLC, which is the general partner of Enterprise Products Partners. EPGP is owned by the Parent Company.
     References to “Duncan Energy Partners” mean Duncan Energy Partners L.P., which is a consolidated subsidiary of EPO. Duncan Energy Partners is a publicly traded Delaware limited partnership, the common units of which are listed on the NYSE under the ticker symbol “DEP.” References to “DEP GP” mean DEP Holdings, LLC, which is the general partner of Duncan Energy Partners.
     References to “TEPPCO” mean TEPPCO Partners, L.P., a publicly traded affiliate, the common units of which are listed on the NYSE under the ticker symbol “TPP.” References to “TEPPCO GP” refer to Texas Eastern Products Pipeline Company, LLC, which is the general partner of TEPPCO. TEPPCO GP is owned by the Parent Company.
     References to “Energy Transfer Equity” mean the business and operations of Energy Transfer Equity, L.P. and its consolidated subsidiaries, which includes Energy Transfer Partners, L.P. (“ETP”). Energy Transfer Equity is a

publicly traded Delaware limited partnership, the common units of which are listed on the NYSE under the ticker symbol “ETE.” The general partner of Energy Transfer Equity is LE GP, LLC (“LE GP”). The Parent Company owns non-controlling interests in both Energy Transfer Equity and LE GP that it accounts for using the equity method of accounting.
     References to “Employee Partnerships” mean EPE Unit L.P. (“EPE Unit I”), EPE Unit II, L.P. (“EPE Unit II”), EPE Unit III, L.P. (“EPE Unit III”), Enterprise Unit L.P. (“Enterprise Unit”), EPCO Unit L.P. (“EPCO Unit”), TEPPCO Unit L.P. (“TEPPCO Unit I”), and TEPPCO Unit II L.P. (“TEPPCO Unit II”), collectively, all of which are private company affiliates of EPCO, Inc.
     References to “MLP Entities” mean Enterprise Products Partners, TEPPCO and Energy Transfer Equity.
     References to “Controlled Entities” mean Enterprise Products Partners and TEPPCO. References to “Controlled GP Entities” mean TEPPCO GP and EPGP.
     References to “EPCO” mean EPCO, Inc. and its private company affiliates, which are related party affiliates to all of the foregoing named entities. Mr. Duncan is the Group Co-Chairman and controlling shareholder of EPCO.
     References to “DFI” mean Duncan Family Interests, Inc. and “DFIGP” mean DFI GP Holdings, L.P. DFI and DFIGP are private company affiliates of EPCO. The Parent Company acquired its ownership interests in TEPPCO and TEPPCO GP from DFI and DFIGP.
     The Parent Company, Enterprise Products Partners, EPGP, TEPPCO, TEPPCO GP, the Employee Partnerships, EPCO, DFI and DFIGP are affiliates under common control of Mr. Duncan. We do not control Energy Transfer Equity or LE GP.
ABOUT ENTERPRISE GP HOLDINGS L.P.
     We are a publicly traded Delaware limited partnership, the limited partnership interests (the “Units”) of which are listed on the NYSE under the ticker symbol “EPE.” The business of Enterprise GP Holdings L.P. is the ownership of general and limited partner interests of publicly traded limited partnerships engaged in the midstream energy industry and related businesses to increase cash distributions to its unitholders.
     We were formed in April 2005 and completed our initial public offering in August 2005. The Parent Company is owned 99.99% by its limited partners and 0.01% by its general partner, EPE Holdings. EPE Holdings is a wholly owned subsidiary of Dan Duncan LLC, the membership interests of which are owned by Dan L. Duncan. The Parent Company has no operations apart from its investing activities and indirectly overseeing the management of the entities controlled by it. At June 30, 2009, the Parent Company had investments in Enterprise Products Partners, TEPPCO, Energy Transfer Equity and their respective general partners. Our principal executive offices are located at 1100 Louisiana, 10th Floor, Houston, Texas 77002 and our phone number is (713) 381-6500.

RISK FACTORS
     Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. Before you invest in our securities, you should carefully consider the risk factors included in our most-recent annual report on Form 10-K and our quarterly reports on Form 10-Q that are incorporated herein by reference and those that may be included in the applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference in evaluating an investment in our securities.
     If any of the risks discussed in the foregoing documents were actually to occur, our business, financial condition, results of operations, or cash flow could be materially adversely affected. In that case, our ability to make distributions to our unitholders or pay interest on, or the principal of, any debt securities, may be reduced, the trading price of our securities could decline and you could lose all or part of your investment.
The tax treatment of our structure is subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.
     The U.S. federal income tax consequences of unitholders depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law. The U.S. federal income tax rules are constantly under review by persons involved in the legislative process, the IRS and the U.S. Treasury Department, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to Treasury Regulations and other modifications and interpretations. The present U.S. federal income tax treatment of an investment in our units may be modified by administrative, legislative or judicial interpretation at any time. Any modification to the U.S. federal income tax laws and interpretations thereof may or may not be applied retroactively and could make it more difficult or impossible to meet the exception for us to be treated as a partnership for U.S. federal income tax purposes that is not taxable as a corporation, affect or cause us to change our business activities, affect the tax considerations of an investment in us, change the character or treatment of portions of our income and adversely affect an investment in our units. For example, in response to recent public offerings of interests in the management operations of private equity funds and hedge funds, members of Congress are considering substantive changes to the definition of qualifying income under Section 7704 of the Internal Revenue Code and changing the characterization of certain types of income received from partnerships. In particular, one proposal recharacterizes certain income and gain received with respect to “investment service partnership interests” as ordinary income for the performance of services, which may not be treated as qualifying income for publicly traded partnerships. As such proposal is currently interpreted, a significant portion of our interest in the MLP Entities may be viewed as an investment service partnership interest. Moreover, the same proposal could change the tax treatment of future sales of our units. Although we are unable to predict whether the proposed legislation, or any other proposals, will ultimately be enacted and if so, whether any such proposed legislation would be applied retroactively, the enactment of any such proposed legislation could negatively impact the value of an investment in our units.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS
     Some of the information contained in or incorporated by reference in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “will,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information. These forward-looking statements involve risks and uncertainties. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus or incorporated by reference herein, including those described in the “Risk Factors” section of our most recent annual report on Form 10-K and, to the extent applicable, our quarterly reports on Form 10-Q and any prospectus supplement. The risk factors and other factors noted in this prospectus or incorporated by reference herein could cause our actual results to differ materially from those contained in any forward-looking statement. Investors are cautioned that certain statements contained in or incorporated by reference in this prospectus as well as some statements in periodic press releases and some oral statements made by our officials and our subsidiaries during presentations about us, are “forward-looking” statements. Forward-looking statements are based on current expectations and projections about future events and are inherently subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those anticipated or projected.
     Forward-looking statements speak only as of the date of this prospectus or, in the case of forward-looking statements contained in any document incorporated by reference, the date of such document, and we expressly disclaim any obligation or undertaking to update these statements to reflect any change in our expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.

USE OF PROCEEDS
     Unless otherwise indicated in any prospectus supplement, we expect to use the net proceeds from the sale of securities for general partnership purposes, which may include, among other things:
•	the repayment of outstanding indebtedness;

•	working capital;

•	capital expenditures; and

•	acquisitions.
     The actual application of proceeds we receive from the sale of any particular offering of securities using this prospectus will be described in the applicable prospectus supplement relating to such offering.
RATIO OF EARNINGS TO FIXED CHARGES
     The Partnership’s ratio of earnings to fixed charges for each of the periods indicated is as follows:

					Six Months
Year Ended December 31,					Ended June 30,
2004	2005	2006	2007	2008	2009
2.55x	2.64x	2.86x	2.33x	2.63x	2.43x
          For purposes of these calculations, “earnings” is the amount resulting from adding and subtracting the following items.
Add the following, as applicable:
•	consolidated pre-tax income before income or loss from equity investees;

•	fixed charges;

•	amortization of capitalized interest;

•	distributed income of equity investees; and

•	our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges.
From the total of the added items, subtract the following, as applicable:
•	interest capitalized;

•	preference security dividend requirements of consolidated subsidiaries; and

•	noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges.
          The term “fixed charges” means the sum of the following: interest expensed and capitalized; amortized premiums, discounts and capitalized expenses related to indebtedness; an estimate of interest within rental expenses; and preference security dividend requirements of consolidated subsidiaries.

DESCRIPTION OF OUR UNITS
General
     Generally, our units represent limited partner interests that entitle the holders to participate in our cash distributions and to exercise the rights and privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of units and our general partner in and to cash distributions, please read this section and the section entitled “How We Make Cash Distributions.” For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read “Material Provisions of The Partnership Agreement of Enterprise GP Holdings L.P.”
     Our outstanding units are listed on the NYSE under the symbol “EPE.” Any additional units we issue will also be listed on the NYSE.
Transfer Agent and Registrar
     Mellon Investor Services LLC serves as registrar and transfer agent for the units. We pay all fees charged by the transfer agent for transfers of units, except the following that must be paid by unitholders:
•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a holder of a unit; and

•	other similar fees or charges.
     There is no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.
     The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.
Transfer of Units
     By transfer of our units in accordance with our partnership agreement, each transferee of our units will be admitted as a unitholder with respect to the units transferred when such transfer and admission is reflected in our books and records. Additionally, each transferee of our units:
•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

•	gives the consents and approvals contained in our partnership agreement.
     An assignee will become a substituted limited partner of our partnership for the transferred units automatically upon the recording of the transfer on our books and records. The general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

     We may, at our discretion, treat the nominee holder of a unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.
     Units are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred units.
     Until a unit has been transferred on our books, we and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

DESCRIPTION OF DEBT SECURITIES
     We may issue senior debt securities under an indenture between us and a trustee that we will name in the related prospectus supplement. We refer to this indenture as the “senior indenture.” We may also issue subordinated debt securities under an indenture to be entered into between us and a trustee that we will name in the related prospectus supplement. We refer to this indenture as the “subordinated indenture.”
     We refer to the senior indenture and the subordinated indenture collectively as the “indentures.” The debt securities will be governed by the provisions of the related indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.
     We have summarized some of the material provisions of the indentures below. This summary does not restate those agreements in their entirety. A form of senior indenture and a form of subordinated indenture have been filed as exhibits to the registration statement of which this prospectus is a part. We urge you to read each of the indentures because each one, and not this description, defines the rights of holders of debt securities.
     Unless the context otherwise requires, references in this “Description of the Debt Securities” to “we,” “us” and “our” mean Enterprise GP Holdings L.P. and references herein to an “indenture” refer to the particular indenture under which we issue a series of debt securities.
     Capitalized terms defined in the indentures have the same meanings when used in this prospectus.
Provisions Applicable to Each Indenture
General
     The debt securities issued under the indentures will be our direct, unsecured general obligations. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The subordinated debt securities will have a junior position to all of our senior debt.
     A substantial portion of our assets are held by our operating subsidiaries. With respect to these assets, holders of senior debt securities that are not guaranteed by our operating subsidiaries and holders of subordinated debt securities will have a position junior to the prior claims of creditors of these subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities and guarantee holders, and any preferred unitholders, except to the extent that we may be a creditor with recognized claims against any subsidiary. Our ability to pay the principal, premium, if any, and interest on any debt securities is, to a large extent, dependent upon the payment to us by our subsidiaries of dividends, debt principal and interest or other charges.
     The following description sets forth the general terms and provisions that could apply to debt securities that we may offer to sell. A prospectus supplement and an indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:
•	the title and type of the debt securities;

•	the total principal amount of the debt securities;

•	the percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

•	the dates on which the principal of the debt securities will be payable;

•	the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

•	any conversion or exchange features;

•	any optional redemption periods;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem some or all of the debt securities;

•	any provisions granting special rights to holders when a specified event occurs;

•	any changes to or additional events of default or covenants;

•	any special tax implications of the debt securities, including provisions for original issue discount securities, if offered; and

•	any other terms of the debt securities.
     None of the indentures will limit the amount of debt securities that may be issued. Each indenture will allow debt securities to be issued up to the principal amount that may be authorized by us and may be in any currency or currency unit designated by us.
     Debt securities of a series may be issued in registered, coupon or global form.
Covenants
     Under the indentures, we:
•	will pay the principal of, interest and any premium on, the debt securities when due;

•	will maintain a place of payment;

•	will deliver a certificate to the trustee at the end of each fiscal year reviewing our obligations under the indentures;

•	will preserve our limited liability company existence; and

•	will deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.
Mergers and Sale of Assets
     Each of the indentures will provide that we may not consolidate with or merge into any other Person or sell, convey, transfer or lease all or substantially all of our properties and assets (on a consolidated basis) to another Person, unless:
•	either: (a) we are the surviving Person; or (b) the Person formed by or surviving any such consolidation, amalgamation or merger or resulting from such conversion (if other than us) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

•	the Person formed by or surviving any such conversion, consolidation, amalgamation or merger (if other than us) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all of our obligations under such indenture and the debt securities governed thereby pursuant to agreements reasonably satisfactory to the trustee;

•	we or the successor will not immediately be in default under such indenture; and

•	we deliver an officer’s certificate and opinion of counsel to the trustee stating that such consolidation or merger complies with such indenture and that all conditions precedent set forth in such indenture have been complied with.
     Upon the assumption of our obligations under each indenture by a successor, we will be discharged from all obligations under such indenture.
     As used in the indenture and in this description, the word “Person” means any individual, corporation, company, limited liability company, partnership, limited partnership, joint venture, association, joint-stock company, trust, other entity, unincorporated organization or government or any agency or political subdivision thereof.
Events of Default
     “Event of default,” when used in the indentures, with respect to debt securities of any series, will mean any of the following:
     (1) default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days;
     (2) default in the payment of the principal of (or premium, if any, on) any debt security of that series at its maturity;
     (3) default in the performance, or breach, of any covenant set forth in Article Ten of the applicable indenture (other than a covenant a default in whose performance or whose breach is elsewhere specifically dealt with as an event of default or which has expressly been included in such indenture solely for the benefit of one or more series of debt securities other than that series), and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the then-outstanding debt securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” thereunder;
     (4) default in the performance, or breach, of any covenant in the applicable indenture (other than a covenant set forth in Article Ten of such indenture or any other covenant a default in whose performance or whose breach is elsewhere specifically dealt with as an event of default or which has expressly been included in such indenture solely for the benefit of one or more series of debt securities other than that series), and continuance of such default or breach for a period of 180 days after there has been given, by registered or certified mail, to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the then-outstanding debt securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” thereunder;
     (5) We pursuant to or within the meaning of any bankruptcy law, (i) commence a voluntary case, (ii) consent to the entry of any order for relief against it in an involuntary case, (iii) consent to the appointment of a custodian of it or for all or substantially all of its property, or (iv) make a general assignment for the benefit of its creditors;
     (6) a court of competent jurisdiction enters an order or decree under any bankruptcy law that (i) is for relief against us in an involuntary case, (ii) appoints a custodian for all or substantially all of our property, or (iii) orders the liquidation of us; and the order or decree remains unstayed and in effect for 60 consecutive days;
     (7) default in the deposit of any sinking fund payment when due; or
     (8) any other event of default provided with respect to debt securities of that series in accordance with provisions of the indenture related to the issuance of such debt securities.
     An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal, interest or any premium) if it considers the withholding of notice to be in the interests of the holders.
     If an event of default for any series of debt securities occurs and continues, the trustee or the holders of a specified percentage in aggregate principal amount of the debt securities of the series may declare the entire principal of all of the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a specified percentage of the aggregate principal amount of the debt securities of that series can void the declaration.
     Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under any indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount outstanding of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.
Amendments and Waivers
     Subject to certain exceptions, the indentures, the debt securities issued thereunder or the guarantees by us may be amended or supplemented with the consent of the holders of a majority in aggregate principal amount of the then-outstanding debt securities of each series affected by such amendment or supplemental indenture, with each such series voting as a separate class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with respect to each series of debt securities with the consent of the holders of a majority in principal amount of the then-outstanding debt securities of such series voting as a separate class (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities).
     Without the consent of each holder of the outstanding debt securities affected, an amendment or waiver may not, among other things:
     (1) change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the applicable indenture, or change any place of payment where, or the coin or currency in which, any debt security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date therefor);
     (2) reduce the percentage in principal amount of the then-outstanding debt securities of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the applicable indenture or certain defaults thereunder and their consequences) provided for in the applicable indenture;
     (3) modify any of the provisions set forth in (i) the sections related to matters addressed in items (1) through (15) of this caption, “— Amendments and Waivers,” immediately below, (ii) the provisions of the applicable indenture related to the holder’s unconditional right to receive principal, premium, if any, and interest on the debt securities or (iii) the provisions of the applicable indenture related to the waiver of past defaults under such indenture except to increase any such percentage or to provide that certain other provisions of such indenture cannot be modified or waived without the consent of the holder of each then-outstanding debt security affected thereby; provided, however, that this clause shall not be deemed to require the consent of any holder with respect to changes in the references to “the trustee” and concomitant changes in this section of such indenture, or the deletion of this proviso in such indenture, in accordance with the requirements of such indenture;
     (4) waive a redemption payment with respect to any debt security; provided, however, that any purchase or repurchase of debt securities shall not be deemed a redemption of the debt securities;

     (5) release any guarantor from any of its obligations under its guarantee or the applicable indenture, except in accordance with the terms of such indenture (as supplemented by any supplemental indenture); or
     (6) make any change in the foregoing amendment and waiver provisions.
     Notwithstanding the foregoing, without the consent of any holder of debt securities, we, the guarantors and the trustee may amend each of the indentures or the debt securities issued thereunder to:
     (1) cure any ambiguity or to correct or supplement any provision therein that may be inconsistent with any other provision therein;
     (2) evidence the succession of another Person to us and the assumption by any such successor of our covenants of therein and, to the extent applicable, to the debt securities;
     (3) provide for uncertificated debt securities in addition to or in place of certificated debt securities; provided that the uncertificated debt securities are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, as amended (the “Code”), or in the manner such that the uncertificated debt securities are described in Section 163(f)(2)(B) of the Code;
     (4) add a guarantee and cause any Person to become a guarantor, and/or to evidence the succession of another Person to a guarantor and the assumption by any such successor of the guarantee of such guarantor therein and, to the extent applicable, endorsed upon any debt securities of any series;
     (5) secure the debt securities of any series;
     (6) add to our covenants such further covenants, restrictions, conditions or provisions as we shall consider to be appropriate for the benefit of the holders of all or any series of debt securities (and if such covenants, restrictions, conditions or provisions are to be for the benefit of less than all series of debt securities, stating that such covenants are expressly being included solely for the benefit of such series) or to surrender any right or power therein conferred upon us and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default permitting the enforcement of all or any of the several remedies provided in the applicable indenture as set forth therein; provided, that in respect of any such additional covenant, restriction, condition or provision, such supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such an event of default or may limit the remedies available to the trustee upon such an event of default or may limit the right of the holders of a majority in aggregate principal amount of the debt securities of such series to waive such an event of default;
     (7) make any change to any provision of the applicable indenture that does not adversely affect the rights or interests of any holder of debt securities issued thereunder;
     (8) provide for the issuance of additional debt securities in accordance with the provisions set forth in the applicable indenture on the date of such indenture;
     (9) add any additional defaults or events of default in respect of all or any series of debt securities;
     (10) add to, change or eliminate any of the provisions of the applicable indenture to such extent as shall be necessary to permit or facilitate the issuance of debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons;
     (11) change or eliminate any of the provisions of the applicable indenture; provided that any such change or elimination shall become effective only when there is no debt security outstanding of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision;

     (12) establish the form or terms of debt securities of any series as permitted thereunder, including to reopen any series of any debt securities as permitted thereunder;
     (13) evidence and provide for the acceptance of appointment thereunder by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the applicable indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one trustee, pursuant to the requirements of such indenture;
     (14) conform the text of the applicable indenture (and/or any supplemental indenture) or any debt securities issued thereunder to any provision of a description of such debt securities appearing in a prospectus or prospectus supplement or an offering memorandum or offering circular to the extent that such provision was intended to be a verbatim recreation of a provision of such indenture (and/or any supplemental indenture) or any debt securities issued thereunder; or
     (15) modify, eliminate or add to the provisions of the applicable indenture to such extent as shall be necessary to effect the qualification of such indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), or under any similar federal statute subsequently enacted, and to add to such indenture such other provisions as may be expressly required under the Trust Indenture Act.
     The consent of the holders is not necessary under either indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under an indenture becomes effective, we are required to mail to the holders of debt securities thereunder a notice briefly describing such amendment. However, the failure to give such notice to all such holders, or any defect therein, will not impair or affect the validity of the amendment.
Legal Defeasance and Covenant Defeasance
     Each indenture provides that we may, at its option and at any time, elect to have all of its obligations discharged with respect to the debt securities outstanding thereunder and all obligations of any guarantors of such debt securities discharged with respect to their guarantees (“Legal Defeasance”), except for:
     (1) the rights of holders of outstanding debt securities to receive payments in respect of the principal of, or interest or premium, if any, on such debt securities when such payments are due from the trust referred to below;
     (2) Our obligations with respect to the debt securities concerning issuing temporary debt securities, registration of debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment and money for security payments held in trust;
     (3) the rights, powers, trusts, duties and immunities of the trustee, and us and each guarantor’s obligations in connection therewith; and
     (4) the Legal Defeasance and Covenant Defeasance (as defined below) provisions of the applicable indenture.
     In addition, we may, at its option and at any time, elect to have our obligations released with respect to certain provisions of each indenture, including certain provisions set forth in any supplemental indenture thereto (such release and termination being referred to as “ Covenant Defeasance”), and thereafter any omission to comply with such obligations or provisions will not constitute a default or event of default. In the event Covenant Defeasance occurs in accordance with the applicable indenture, the events of default described under clauses (3) and (4) under the caption “— Events of Default”, in each case, will no longer constitute an event of default thereunder.
     In order to exercise either Legal Defeasance or Covenant Defeasance:
     (1) We must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the debt securities, cash in U.S. dollars, non-callable government securities, or a combination of cash in U.S. dollars and non-callable U.S. government securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay the principal of, or interest and premium, if any, on the outstanding debt securities on the stated date for payment thereof or on the applicable redemption date, as the case may be, and we must specify whether the debt securities are being defeased to such stated date for payment or to a particular redemption date;
     (2) in the case of Legal Defeasance, we have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the issue date of the debt securities, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such Legal Defeasance had not occurred;
     (3) in the case of Covenant Defeasance, we have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
     (4) no default or event of default has occurred and is continuing on the date of such deposit (other than a default or event of default resulting from the borrowing of funds to be applied to such deposit);
     (5) the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which we or any guarantor is a party or by which we or any guarantor is bound;
     (6) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the applicable indenture) to which we or any of its subsidiaries is a party or by which we or any of its subsidiaries is bound;
     (7) We must deliver to the trustee an officers’ certificate stating that the deposit was not made by us with the intent of preferring the holders of debt securities over our other creditors of us with the intent of defeating, hindering, delaying or defrauding creditors of us or others;
     (8) We must deliver to the trustee an officers’ certificate, stating that all conditions precedent set forth in clauses (1) through (7) of this paragraph have been complied with; and
     (9) We must deliver to the trustee an opinion of counsel (which opinion of counsel may be subject to customary assumptions, qualifications, and exclusions), stating that all conditions precedent set forth in clauses (2), (3) and (5) of this paragraph have been complied with; provided that the opinion of counsel with respect to clause (5) of this paragraph may be to the knowledge of such counsel.
Satisfaction and Discharge
     Each of the indentures will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of debt securities, as expressly provided for in such indenture) as to all outstanding debt securities issued thereunder and the guarantees issued thereunder when:
     (1) either (a) all of the debt securities theretofore authenticated and delivered under such indenture (except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money or certain United States governmental obligations have theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the trustee for cancellation or (b) all debt securities not theretofore delivered to the trustee for cancellation have become due and payable or will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at our expense, and we or the guarantors have irrevocably deposited or caused to be deposited with the trustee funds or U.S. government obligations, or a combination thereof, in an amount sufficient to pay and discharge the entire indebtedness on the debt securities not theretofore delivered to the trustee for cancellation, for principal of and premium, if any, on and interest on the debt securities to the date of deposit (in the case of debt securities that have become due and payable) or to the stated maturity or redemption date, as the case may be, together with instructions from us irrevocably directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;
     (2) We or the guarantors have paid all other sums then due and payable under such indenture by us; and
     (3) We have delivered to the trustee an officers’ certificate and an opinion of counsel, which, taken together, state that all conditions precedent under such indenture relating to the satisfaction and discharge of such indenture have been complied with.
No Personal Liability of Directors, Officers, Employees, Partners, Members and Unitholders
     No director, manager, officer, employee, incorporator, partner, member or unitholder of or any guarantor, as such, shall have any liability for any obligations of us or the guarantors under the debt securities, the indentures, the guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder, upon our issuance of the debt securities and execution of the indentures, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debt securities. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.
Denominations
     Unless stated otherwise in the prospectus supplement for each issuance of debt securities, the debt securities will be issued in denominations of $1,000 each or integral multiples of $1,000.
Paying Agent and Registrar
     The trustee will initially act as paying agent and registrar for the debt securities. We may change the paying agent or registrar without prior notice to the holders of the debt securities, and we may act as paying agent or registrar.
Transfer and Exchange
     A holder may transfer or exchange debt securities in accordance with the applicable indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and we may require a holder to pay any taxes and fees required by law or permitted by the applicable indenture. We are not required to transfer or exchange any debt security selected for redemption. In addition, we are not required to transfer or exchange any debt security for a period of 15 days before a selection of debt securities to be redeemed.
Subordination
     The payment of principal of, premium, if any, and interest on, subordinated debt securities and any other of our payment obligations in respect of subordinated debt securities (including any obligation to repurchase subordinated debt securities) is subordinated in certain circumstances in right of payment, as set forth in the subordinated indenture, to the prior payment in full in cash of all senior debt.
     We may not make any payment, whether by redemption, purchase, retirement, defeasance or otherwise, upon or in respect of subordinated debt securities, except from the trust described under “— Legal Defeasance and Covenant Defeasance,” if
•	a default in the payment of all or any portion of the obligations on any senior debt (“payment default”) occurs, or

•	any other default occurs and is continuing with respect to designated senior debt pursuant to which the maturity thereof may be accelerated (“non-payment default”) and, solely with respect to this clause, the trustee or the subordinated debt securities receives a notice of the default (a “Payment Blockage Notice”) from the trustee or other representative for the holders of such designated senior debt.
     Cash payments on subordinated debt securities will be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any designated senior debt has been accelerated or a bankruptcy event of default has occurred and is continuing. No new period of payment blockage may be commenced unless and until 360 days have elapsed since the date of commencement of the payment blockage period resulting from the immediately prior Payment Blockage Notice. No nonpayment default in respect of designated senior debt that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee for the subordinated debt securities will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of no less than 90 consecutive days.
     The subordinated indenture also requires that we promptly notify holders of senior debt if payment of subordinated debt securities is accelerated because of an event of default.
     Upon any payment or distribution of our assets or securities, in connection with any dissolution or winding up or total or partial liquidation or reorganization of us, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings or other marshalling of assets for the benefit of creditors, all amounts due or to become due upon all senior debt shall first be paid in full, in cash or cash equivalents, before the holders of the subordinated debt securities or the trustee on their behalf shall be entitled to receive any payment by us on account of the subordinated debt securities, or any payment to acquire any of the subordinated debt securities for cash, property or securities, or any distribution with respect to the subordinated debt securities of any cash, property or securities. Before any payment may be made by, or on behalf of, us on any subordinated debt security (other than with the money, securities or proceeds held under any defeasance trust established in accordance with the subordinated indenture), in connection with any such dissolution, winding up, liquidation or reorganization, any payment or distribution of assets or securities for us, to which the holders of subordinated debt securities or the trustee on their behalf would be entitled shall be made by us or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person making such payment or distribution or by the holders or the trustee if received by them or it, directly to the holders of senior debt or their representatives or to any trustee or trustees under any indenture pursuant to which any such senior debt may have been issued, as their respective interests appear, to the extent necessary to pay all such senior debt in full, in cash or cash equivalents, after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of such senior debt.
     As a result of these subordination provisions, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of our creditors or a marshalling of our assets or liabilities, holders of subordinated debt securities may receive ratably less than other creditors.
Payment and Transfer
     Principal, interest and any premium on fully registered debt securities will be paid at designated places. Payment will be made by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. Debt securities payments in other forms will be paid at a place designated by us and specified in a prospectus supplement.
     Fully registered debt securities may be transferred or exchanged at the corporation trust office of the trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge.

Global Securities
     The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that we will deposit with a depositary identified in the applicable prospectus supplement. Unless and until it is exchanged in whole or in part for the individual debt securities that it represents, a global security may not be transferred except as a whole:
•	by the applicable depositary to a nominee of the depositary;

•	by any nominee to the depositary itself or another nominee; or

•	by the depositary or any nominee to a successor depositary or any nominee of the successor.
     We will describe the specific terms of the depositary arrangement with respect to a series of debt securities in the applicable prospectus supplement. We anticipate that the following provisions will generally apply to depositary arrangements.
     When we issue a global security in registered form, the depositary for the global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by that global security to the accounts of persons that have accounts with the depositary (“participants”). Those accounts will be designated by the dealers, underwriters or agents with respect to the underlying debt securities or by us if those debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. For interests of participants, ownership of beneficial interests in the global security will be shown on records maintained by the applicable depositary or its nominee. For interests of persons other than participants, that ownership information will be shown on the records of participants. Transfer of that ownership will be effected only through those records. The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair our ability to transfer beneficial interests in a global security.
     As long as the depositary for a global security, or its nominee, is the registered owner of that global security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a global security:
•	will not be entitled to have any of the underlying debt securities registered in their names;

•	will not receive or be entitled to receive physical delivery of any of the underlying debt securities in definitive form; and

•	will not be considered the owners or holders under the indenture relating to those debt securities.
     Payments of principal of, any premium on and any interest on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security representing such debt securities. Neither we, the trustee for the debt securities, any paying agent nor the registrar for the debt securities will be responsible for any aspect of the records relating to or payments made by the depositary or any participants on account of beneficial interests in the global security.
     We expect that the depositary or its nominee, upon receipt of any payment of principal, any premium or interest relating to a global security representing any series of debt securities, immediately will credit participants’ accounts with the payments. Those payments will be credited in amounts proportional to the respective beneficial interests of the participants in the principal amount of the global security as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practices. This is now the case with securities held for the accounts of customers registered in “street name.” Those payments will be the sole responsibility of those participants.
     If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue individual debt securities of that series in exchange for the global security or securities representing that series. In addition, we may at any time in our sole discretion determine not to have any debt securities of a series represented by one or more global securities. In that event, we will issue individual debt securities of that series in exchange for the global security or securities. Furthermore, if we specify, an owner of a beneficial interest in a global security may, on terms acceptable to us, the trustee and the applicable depositary, receive individual debt securities of that series in exchange for those beneficial interests. The foregoing is subject to any limitations described in the applicable prospectus supplement. In any such instance, the owner of the beneficial interest will be entitled to physical delivery of individual debt securities equal in principal amount to the beneficial interest and to have the debt securities registered in its name. Those individual debt securities will be issued in any authorized denominations.
Governing Law
     Each indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.
Notices
     Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register for such debt securities.
Information Concerning the Trustee
     A banking or financial institution will be the trustee under the indentures. A successor trustee may be appointed in accordance with the terms of the indentures.
     The indentures and the provisions of the Trust Indenture Act incorporated by reference therein, will contain certain limitations on the rights of the trustee, should it become a creditor of us, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (within the meaning of the Trust Indenture Act), it must eliminate such conflicting interest or resign.
     A single banking or financial institution may act as trustee with respect to both the subordinated indenture and the senior indenture. If this occurs, and should a default occur with respect to either the subordinated debt securities or the senior debt securities, such banking or financial institution would be required to resign as trustee under one of the indentures within 90 days of such default, pursuant to the Trust Indenture Act, unless such default were cured, duly waived or otherwise eliminated.

HOW WE MAKE CASH DISTRIBUTIONS
     Set forth above is a summary of the significant provisions of our partnership agreement that relate to cash distributions.
General
     Our partnership agreement requires that, within 50 days after the end of each quarter, we distribute all of our available cash to the holders of record of our units on the applicable record date.
Definition of Available Cash
     Available cash is defined in our partnership agreement and generally means, with respect to any calendar quarter, all cash on hand at the end of such quarter:
•	less the amount of cash reserves necessary or appropriate, as determined in good faith by our general partner, to:

•	satisfy general, administrative and other expenses and debt service requirements;

•	permit EPGP to make capital contributions to Enterprise Products Partners if we choose to maintain our approximately 2% general partner interest upon the issuance of additional partnership securities by Enterprise Products Partners;

•	comply with applicable law or any debt instrument or other agreement;

•	provide funds for distributions to unitholders and our general partner in respect of any one or more of the next four quarters; and

•	otherwise provide for the proper conduct of our business;

•	plus all cash on hand immediately prior to the date of the distribution of available cash for the quarter.
Adjustments to Capital Accounts
     We will make adjustments to capital accounts upon the issuance of additional units. In doing so, we will allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, we will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in the general partner’s capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made.
Distributions of Cash upon Liquidation
     If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called a liquidation. We will first apply the proceeds of liquidation to the payment of our creditors in the order of priority provided in the partnership agreement and by law and, thereafter, we will distribute any remaining proceeds to the unitholders and our general partner in accordance with their respective capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

THE PARTNERSHIP AGREEMENT
     The following is a summary of the material provisions of our partnership agreement. Our partnership agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus constitutes a part.
     We summarize the following provisions of our partnership agreement elsewhere in this prospectus:
•	with regard to distributions of available cash, please read “How We Make Cash Distributions;”

•	with regard to rights of holders of our units, please read “Description of Our Units;” and

•	with regard to allocations of taxable income and other matters, please read “Material Tax Consequences.”
Organization and Duration
     We were organized on April 19, 2005 and have a perpetual existence.
Purpose
     Under our partnership agreement, we are permitted to engage in any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law and, in connection therewith, to exercise all of the rights and powers conferred upon us pursuant to the agreements relating to such business activity; provided, however, unless approved by a majority of the independent directors of our general partner’s board of directors, our business will be limited to owning partnership and related interests in Enterprise Products Partners and owning the membership interests in EPGP; and provided further that our general partner shall not cause us to engage, directly or indirectly in any business activity that our general partner determines would cause us or the MLP Entities to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. The directors of our general partners’ board of directors, including a majority of the independent directors, have approved our acquisition and ownership of our interests in TEPPCO, TEPPCO GP, Energy Transfer Equity and ETEGP.
Power of Attorney
     Each limited partner, and each person who acquires a unit from a unitholder, by accepting the unit, automatically grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants the authority to amend, and to make consents and waivers under, our partnership agreement. Please read “— Amendments to Our Partnership Agreement.”
Capital Contributions
     Unitholders are not obligated to make additional capital contributions, except as described below under “— Limited Liability.”
Limited Liability
     Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Revised Uniform Limited Partnership Act, or Delaware Act, and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:
•	to remove or replace the general partner;

•	to approve some amendments to the partnership agreement; or

•	to take other action under the partnership agreement;
     constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as the general partner. This liability would extend to persons who transact business with us and reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against the general partner if a limited partner were to lose limited liability through any fault of the general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.
     Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.
     Limitations on the liability of limited partners for the obligations of a limited partner have not been clearly established in many jurisdictions. While we currently have no operations distinct from the MLP Entities, if in the future, by our ownership in an operating company or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as the general partner under the circumstances. We will operate in a manner that the general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.
Voting Rights
     The following is a summary of the unitholder vote required for the matters specified below. In voting their units, affiliates of our general partner will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

Issuance of additional units	No approval right.

Amendment of our partnership agreement	Certain amendments may be made by our general partner without the approval of our unitholders. Other amendments generally require the approval of a majority of our outstanding units. Please read “— Amendments to Our Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	A majority of our outstanding units in certain circumstances. Please read “— Merger, Sale or Other Disposition of Assets.”

Dissolution of our partnership	A majority of our outstanding units. Please read “— Termination or Dissolution.”

Reconstitution of our partnership upon dissolution	A majority of our outstanding units. Please read “— Termination or Dissolution.”

Withdrawal of our general partner	Under most circumstances, the approval of a majority of the units, excluding units held by our general partner and its affiliates, is required for the withdrawal of the general partner prior to June 30, 2015 in a manner that would cause a dissolution of our partnership. Please read “— Withdrawal or Removal of Our General Partner.”

Removal of our general partner	Not less than 66 2/3% of the outstanding units, including units held by our general partner and its affiliates. Please read “— Withdrawal or Removal of Our General Partner.”

Transfer of the general partner interest	Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to (i) an affiliate (other than an individual) or (ii) another entity in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the units, excluding units held by the general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to June 30, 2015. Please read “— Transfer of General Partner Interest.”

Transfer of ownership interests in our general partner	No approval required at any time. Please read “— Transfer of Ownership Interests in Our General Partner.”
Issuance of Additional Securities
     Our partnership agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities that may be senior to our units on terms and conditions established by our general partner in its sole discretion without the approval of our unitholders.
     It is possible that we will fund acquisitions through the issuance of additional units or other equity securities. Holders of any additional units we issue will be entitled to share equally with the then-existing holders of units in our cash distributions. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of units in our net assets.
     In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, in the sole discretion of our general partner, may have special voting rights to which other units are not entitled. Pursuant to our partnership agreement, our general partner has designated and created a class of limited partner interests designated as non-voting units. These non-voting units are identical to our units with respect to distributions and allocations of income, gain, loss and deductions, but do not have voting rights. Each non-voting unit is convertible at the option of the holder into one unit upon approval of such conversion by holders of a majority of outstanding units (excluding non-voting units).
     Upon issuance of additional units or other partnership securities, our general partner will not be required to make additional capital contributions in order to maintain its 0.01% general partner interest in us. Our general partner and its affiliates have the right, which they may from time to time assign in whole or in part to any of their affiliates, to purchase units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain their limited partner percentage interests in us that existed immediately prior to the issuance. As of June 30, 2009, our general partner and its affiliates, including the employee partnerships, held approximately 77.8% of our outstanding units. The holders of units do not have preemptive rights to acquire additional units or other partnership interests in us.

Amendments to Our Partnership Agreement
     General
     Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a majority of our outstanding units.
     Prohibited Amendments
     No amendment may be made that would:
     (1) enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or
     (2) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which may be given or withheld at its option.
     The provision of our partnership agreement preventing the amendments having the effects described in clauses (1) or (2) above can be amended upon the approval of the holders of at least 90% of our outstanding units.
     No Unitholder Approval
     Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:
     (1) a change in the name of the partnership, the location of the partnership’s principal place of business, the partnership’s registered agent or its registered office;
     (2) the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;
     (3) a change that, in the sole discretion of our general partner, is necessary or appropriate for the partnership to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that none of us, EPGP, Enterprise Products Partners or EPO, will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;
     (4) an amendment that is necessary, in the opinion of our counsel, to prevent the partnership or our general partner or its directors, officers, agents or trustees, from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed;
     (5) any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;
     (6) an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

     (7) any amendment that, in the discretion of our general partner, is necessary or appropriate for the formation by the partnership of, or its investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;
     (8) a change in our fiscal year or taxable year and related changes;
     (9) certain mergers or conveyances set forth in our partnership agreement; and
     (10) any other amendments substantially similar to any of the matters described in (1) through (9) above.
     In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner or assignee in connection with a merger or consolidation approved in accordance with our partnership agreement, or if our general partner determines that those amendments:
     (1) do not adversely affect our limited partners in any material respect;
     (2) are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;
     (3) are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading, compliance with any of which our general partner deems to be in the partnership’s best interest and the best interest of our limited partners;
     (4) are necessary or advisable for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or
     (5) are required to effect the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.
     Opinion of Counsel and Unitholder Approval
     Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in none of us, EPGP, Enterprise Products Partners or EPO being treated as an entity for federal income tax purposes in connection with any of the amendments described under “— Amendments to Our Partnership Agreement — No Unitholder Approval.” No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.
Merger, Sale or Other Disposition of Assets
     Our partnership agreement generally prohibits our general partner, without the prior approval of a majority of our outstanding units, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval.

     If conditions specified in our partnership agreement are satisfied, our general partner, without the approval of our unitholders, may merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. The unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of our assets or any other transaction or event.
Termination or Dissolution
     We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve upon:
     (1) the election of our general partner to dissolve us, if approved by the holders of a majority of our outstanding units;
     (2) there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;
     (3) the entry of a decree of judicial dissolution of our partnership; or
     (4) the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal following approval and admission of a successor.
     Upon a dissolution under clause (4) above, the holders of a majority of our outstanding units may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing a successor general partner an entity approved by the holders of a majority of our outstanding units, excluding those units held by our general partner and its affiliates, subject to receipt by us of an opinion of counsel to the effect that:
•	the action would not result in the loss of limited liability of any limited partner; and

•	none of us, EPGP, Enterprise Products Partners or EPO would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.
Liquidation and Distribution of Proceeds
     Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the person authorized to wind up our affairs (the liquidator) will, acting with all the powers of our general partner that the liquidator deems necessary or desirable in its good faith judgment, liquidate our assets. The proceeds of the liquidation will be applied as follows:
•	first, towards the payment of all of our creditors and the creation of a reserve for contingent liabilities; and

•	then, to all partners in accordance with the positive balance in their respective capital accounts.
     Under some circumstances and subject to some limitations, the liquidator may defer liquidation or distribution of our assets for a reasonable period of time. If the liquidator determines that a sale would be impractical or would cause undue loss to our partners, our general partner may distribute assets in kind to our partners.
Withdrawal or Removal of Our General Partner
     Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to June 30, 2015 without obtaining the approval of a majority of our outstanding units, excluding those held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after June 30, 2015, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. In addition, our general partner may withdraw without unitholder approval upon 90 days’ notice to our limited partners if at least 50% of our outstanding units are held or controlled by one person and its affiliates other than our general partner and its affiliates.
     Upon the voluntary withdrawal of our general partner, the holders of a majority of our outstanding units, excluding the units held by the withdrawing general partner and its affiliates, may elect a successor to the withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within 90 days after that withdrawal, the holders of a majority of our outstanding units, excluding the units held by the withdrawing general partner and its affiliates, agree to continue our business and to appoint a successor general partner.
     Our general partner may not be removed unless that removal is approved by (i) the audit and conflicts committee of the general partner and (ii) not less than 66 2/3 % of our outstanding units, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. In addition, if our general partner is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of such removal, our general partner will have the right to convert its general partner interest into units or to receive cash in exchange for such interests. Any removal of this kind is also subject to the approval of a successor general partner by a majority of our outstanding units, including those held by our general partner and its affiliates. The ownership of more than 33 1/3 % of the outstanding units by our general partner and its affiliates would give it the practical ability to prevent its removal. As of August 15, 2009, affiliates of our general partner owned approximately 77.8% of the outstanding units.
     In the event of removal of a general partner under circumstances where cause exists or withdrawal of a general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest of the departing general partner for a cash payment equal to its fair market value. Under all other circumstances where a general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner for a cash payment equal to its fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.
     If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest will automatically convert into units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.
     In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.
Transfer of General Partner Interest
     Except for transfer by our general partner of all, but not less than all, of its general partner interest in us to:
•	an affiliate of the general partner (other than an individual); or

•	another entity as part of the merger or consolidation of the general partner with or into another entity or the transfer by the general partner of all or substantially all of its assets to another entity,

•	our general partner may not transfer all or any part of its general partner interest in us to another entity prior to June 30, 2015 without the approval of a majority of the units outstanding, excluding units held by our general partner and its affiliates. As a condition of this transfer, the transferee must assume the rights and duties of our general partner, agree to be bound by the provisions of the partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters.
     Our general partner and it affiliates may at any time transfer units to one or more persons without unitholder approval.
Transfer of Ownership Interests in Our General Partner
     At any time, Dan Duncan LLC, as the sole member of our general partner, may sell or transfer all or part of its ownership interest in the general partner without the approval of our unitholders.
Change of Management Provisions
     Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove our general partner as general partner or otherwise change management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner.
Limited Call Right
     If at any time our general partner and its affiliates hold more than 90% of the outstanding limited partner interests of any class, our general partner will have the right, but not the obligation, which it may assign in whole or in part to any of its affiliates or us, to acquire all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10 but not more than 60 days’ notice. The purchase price in the event of this purchase is the greater of:
•	the highest cash price paid by either our general partner or any of its affiliates for any limited partners interests of the class purchased within the 90 days preceding the date our general partner first mails notice of its election to purchase the limited partner interests; and

•	the current market price of the limited partner interests of the class as of the date three days prior to the date that notice is mailed.
     As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his units in the market. Please read “Material Tax Consequences — Disposition of Units.”
     As of August 15, 2009, affiliates of our general partner, including the employee partnerships, owned 108,363,833 of our units, representing approximately 77.8% of our outstanding units.
Meetings; Voting
     Except as described below regarding a person or group owning 20% or more of units then outstanding, unitholders on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Units that are owned by non-citizen assignees will be voted by our general partner and our general partner will distribute the votes on those units in the same ratios as the votes of limited partners on other units are cast.

     Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by our unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units as would be necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.
     Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “— Issuance of Additional Securities” above. However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.
     Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.
Status as Limited Partner
     By transfer of units in accordance with our partnership agreement, each transferee of units shall be admitted as a limited partner with respect to the transferred units when such transfer and admission is reflected in our books and records. Except as described under “— Limited Liability,” the units will be fully paid, and unitholders will not be required to make additional contributions.
Non-Citizen Assignees; Redemption
     If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner, we may redeem the units held by the limited partner at their current market price. In order to avoid any cancellation or forfeiture, our general partner may require each limited partner to furnish information about his nationality, citizenship or related status. If a limited partner fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner is not an eligible citizen, the limited partner may be treated as a non-citizen assignee. A non-citizen assignee is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. A non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.
Indemnification
     Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:
     (1) our general partner;
     (2) any departing general partner;
     (3) any person who is or was an affiliate of our general partner or any departing general partner;

     (4) any person who is or was an officer, director, member, partner, fiduciary or trustee of any entity described in (1), (2) or (3) above;
     (5) any person who is or was serving as an officer, director, member, partner, fiduciary or trustee of another person at the request of the general partner or any departing general partner; and
     (6) any person designated by our general partner.
     Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the partnership agreement.
Reimbursement of Expenses
     Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our or the Controlled Entities’ behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us, our general partner or the Controlled Entities and expenses allocated to us or otherwise incurred by our general partner in connection with operating our or the Controlled Entities’ business. The general partner is entitled to determine in good faith the expenses that are allocable to us.
Books and Reports
     Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.
     We will furnish or make available to record holders of units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.
     We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.
Right to Inspect Our Books and Records
     A limited partner can, for a purpose reasonably related to the limited partner’s interest as a limited partner, upon reasonable demand stating the purpose of such demand and at his own expense, obtain:
•	a current list of the name and last known address of each partner;

•	a copy of our tax returns;

•	information as to the amount of cash and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

•	copies of our partnership agreement, our certificate of limited partnership, amendments to either of them and powers of attorney which have been executed under our partnership agreement;

•	information regarding the status of our business and financial condition; and

•	any other information regarding our affairs as is just and reasonable.
     Our general partner may, and intends to, keep confidential from the limited partners trade secrets and other information the disclosure of which our general partner believes in good faith is not in our best interest or which we are required by law or by agreements with third parties to keep confidential.
Registration Rights
     Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any units or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. We are obligated to pay all costs and expenses incidental to any such registration and offering on behalf of our general partner or its affiliates, excluding underwriting discounts and commissions.

MATERIAL TAX CONSEQUENCES
     This section is a discussion of the material tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, represents the opinion of Andrews Kurth LLP, special counsel to our general partner and us, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.
     The following discussion does not address all federal income tax matters affecting us or our unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs), employee benefit plans or mutual funds. Accordingly, we urge each prospective unitholder to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of units.
     All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Andrews Kurth LLP and are based on the accuracy of the representations made by us and our general partner.
     No ruling has been or will be requested from the IRS regarding our status as a partnership for federal income tax purposes. Instead, we will rely on opinions and advice of Andrews Kurth LLP. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made in this discussion may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the units and the prices at which units trade. In addition, the costs of any contest with the IRS principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.
     For the reasons described below, Andrews Kurth LLP has not rendered an opinion with respect to the following specific federal income tax issues: the treatment of a unitholder whose units are loaned to a short seller to cover a short sale of units (please read “— Tax Consequences of Unit Ownership — Treatment of Short Sales”); whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “— Disposition of Units — Allocations Between Transferors and Transferees”); and whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read “— Tax Consequences of Unit Ownership — Section 754 Election” and “— Uniformity of Units”).
Partnership Status
     A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partner unless the amount of cash distributed is in excess of the partner’s adjusted basis in his partnership interest.
     Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the exploration, development, mining or production, processing, refining, transportation, storage and marketing of any mineral or natural resource including our allocable share of such income from the MLP Entities. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 5% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Andrews Kurth LLP is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income can change from time to time.
     No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status as a partnership for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Andrews Kurth LLP on such matters. It is the opinion of Andrews Kurth LLP that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, we will be classified as a partnership for federal income tax purposes.
     In rendering its opinion, Andrews Kurth LLP has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Andrews Kurth LLP has relied include:
     (a) Neither we nor the MLP Entities has elected nor will elect to be treated as a corporation; and
     (b) For each taxable year, more than 90% of our gross income has been and will be income that counsel has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.
     If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.
     If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. Moreover, if any MLP Entity were taxable as a corporation in any taxable year, our share of that MLP Entity’s items of income, gain, loss and deduction would not be passed through to us and the MLP Entity would pay tax on its income at corporate rates. If we or any MLP Entity were taxable as a corporation, losses recognized by the MLP Entity would not flow through to us or our losses would not flow through to our unitholders, as the case may be. In addition, any distribution made by us to a unitholder (or by the MLP Entity to us) would be treated as either taxable dividend income, to the extent of current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his units (or our tax basis in the MLP Entity), or taxable capital gain, after the unitholder’s tax basis in his units (or our tax basis in the MLP Entity) is reduced to zero. Accordingly, taxation of either us or any MLP Entity as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.
     The discussion below is based on Andrews Kurth LLP’s opinion that we will be classified as a partnership for federal income tax purposes.
Limited Partner Status
     Unitholders who have become limited partners of Enterprise GP Holdings L.P. will be treated as partners of Enterprise GP Holdings L.P. for federal income tax purposes. Also, assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their units, will be treated as partners of Enterprise GP Holdings L.P. for federal income tax purposes. As there is no direct authority addressing assignees of units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Andrews Kurth LLP’s opinion does not extend to these persons. Furthermore, a purchaser or other transferee of units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of units unless the units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those units.
     A beneficial owner of units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read “— Tax Consequences of Unit Ownership — Treatment of Short Sales.”
     Items of our income, gains, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their status as partners in us for federal income tax purposes.
Tax Consequences of Unit Ownership
     Flow-through of Taxable Income. We do not pay any federal income tax. Instead, each unitholder is required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year or years ending with or within his taxable year. Our taxable year ends on December 31.
     Treatment of Distributions. Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes to the extent of his tax basis in his units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis in his units generally will be considered to be gain from the sale or exchange of the units, taxable in accordance with the rules described under “— Disposition of Units” below. Any reduction in a unitholder’s share of our liabilities for which no partner, including our general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, the unitholder must recapture any losses deducted in previous years. Please read “— Limitations on Deductibility of Losses.”
     A decrease in a unitholder’s percentage interest in us because of our issuance of additional units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash which may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture, and/or substantially appreciated “inventory items,” both as defined in Section 751 of the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis for the share of Section 751 Assets deemed relinquished in the exchange.
     Basis of Units. A unitholder’s initial tax basis for his units will be the amount he paid for the units plus his share of our nonrecourse liabilities. That basis generally will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis generally will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt which is recourse to our general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read “— Disposition of Units — Recognition of Gain or Loss.”

     Limitations on Deductibility of Losses. The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that amount is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased provided such losses are otherwise allowable. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.
     In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts other than were protected against loss because of a guarantee, stop loss agreement or other similar arrangement, and (ii) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder who has an interest in us or can look only to the units for repayment. A unitholder’s at risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.
     The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations are permitted to deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. However, the application of the passive loss limitations to tiered publicly traded partnerships is uncertain. We will take the position that any passive losses we generate that are reasonably allocable to our investment in an MLP Entity will only be available to offset our passive income generated in the future that is reasonably allocable to our investment in the respective MLP Entity and will not be available to offset income from other passive activities or investments, including other investments in private businesses or investments we may make in other publicly traded partnerships. Moreover, because the passive loss limitations are applied separately with respect to each publicly traded partnership, any passive losses we generate will be available to offset only our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or investments in other publicly traded partnerships, or a unitholder’s salary or active business income. Further, your share of our net income may be offset by any suspended passive losses from your investment in us, but may not be offset by your current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when the unitholder disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss limitations are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.
     The IRS could take the position that for purposes of applying the passive loss limitation rules to tiered publicly traded partnerships, such as the MLP Entities and us, the related entities are treated as one publicly traded partnership. In that case, any passive losses we generate would be available to offset income from your investments in the MLP Entities. However, passive losses that are not deductible because they exceed a unitholder’s share of income we generate would not be deductible in full until a unitholder disposes of his entire investment in both us and each MLP Entity in a fully taxable transaction with an unrelated party.
     A unitholder’s share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.
     Limitations on Interest Deductions. The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.
     The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder’s share of our portfolio income will be treated as investment income.
     Entity-Level Collections. If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.
     Allocation of Income, Gain, Loss and Deduction. In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders in accordance with their percentage interests in us. If we have a net loss for the entire year, that loss will be allocated first to our general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to our general partner.
     Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Internal Revenue Code to account for the difference between the tax basis and fair market value of our assets at the time we issue units in an offering, referred to in this discussion as “Contributed Property.” These allocations are required to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and the “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity.” The effect of these allocations to a unitholder purchasing units in such an offering will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of such an offering. In the event we issue additional units or engage in certain other transactions in the future, “reverse Section 704(c) allocations,” similar to the Section 704(c) allocations described above, will be made to all partners to account for the difference, at the time of such future transaction, between the “book” basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of the future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by other unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in such amount and manner as needed to eliminate the negative balance as quickly as possible.
     An allocation of items of our income, gain, loss or deduction, other than an allocation required by Section 704(c) will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

•	his relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow and other nonliquidating distributions; and

•	the rights of all the partners to distributions of capital upon liquidation.
     Andrews Kurth LLP is of the opinion that, with the exception of the issues described in “— Tax Consequences of Unit Ownership — Section 754 Election,” “— Uniformity of Units” and “— Disposition of Units — Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.
     Treatment of Short Sales. A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:
•	any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those units would be fully taxable; and

•	all of these distributions would appear to be ordinary income.
     Andrews Kurth LLP has not rendered an opinion regarding the treatment of a unitholder where units are loaned to a short seller to cover a short sale of units. Therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from loaning their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read “— Disposition of Units — Recognition of Gain or Loss.”
     Alternative Minimum Tax. Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.
     Tax Rates. In general the highest effective United States federal income tax rate for individuals currently is 35% and the maximum United States federal income tax rate for net capital gains of an individual is currently 15% if the asset disposed of was a capital asset held for more than 12 months at the time of disposition. However, absent new legislation extending the current rates, beginning January 1, 2011, the highest marginal United States federal income tax rate applicable to ordinary income and long-term capital gains of individuals will increase to 39.6% and 20%, respectively.
     Section 754 Election. We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election generally permits us to adjust a unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election applies to a person who purchases units from a selling unitholder but does not apply to a person who purchases units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder’s inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets (“common basis”) and (2) his Section 743(b) adjustment to that basis.

     Treasury Regulations under Section 743 of the Internal Revenue Code require that, if the remedial allocation method is adopted (which we have adopted), a portion of the Section 743(b) adjustment attributable to recovery property under Section 168 of the Internal Revenue Code be depreciated over the remaining cost recovery period for the property’s unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-l(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these Treasury Regulations. Please read “— Uniformity of Units.”
     Although Andrews Kurth LLP is unable to opine as to the validity of this approach because there is no clear authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of the property, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with the Treasury Regulations under Section 743 of the Internal Revenue Code but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6). To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “— Uniformity of Units.”
     A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally a basis reduction or a built-in loss is substantial if it exceeds $250,000.
     The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets or the tangible assets owned by the MLP Entities to goodwill instead. Goodwill, as an intangible asset, is generally either non-amortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.
Tax Treatment of Operations
     Accounting Method and Taxable Year. We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year or years ending within or with his taxable year. In addition, a unitholder who has a taxable year different than our taxable year and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read “— Disposition of Units — Allocations Between Transferors and Transferees.”
     Tax Basis, Depreciation and Amortization. The tax basis of our assets and the MLP Entities’ assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to the time we issue units in an offering will be borne by our general partner, its affiliates and our unitholders as of that time. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction.”
     To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.
     If we or the MLP Entities dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own or the MLP Entities own will likely be required to recapture some, or all, of those deductions as ordinary income upon a sale of his interest in us. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction” and “— Disposition of Units — Recognition of Gain or Loss.”
     The costs incurred in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which we may be able to amortize, and as syndication expenses, which we may not be able to amortize. The underwriting discounts and commissions we incur will be treated as syndication expenses.
     Valuation and Tax Basis of Our Properties. The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the tax bases, of our assets and the MLP Entities’ assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.
Disposition of Units
     Recognition of Gain or Loss. Gain or loss will be recognized on a sale of units equal to the difference between the unitholder’s amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities attributable to the common units sold. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.
     Prior distributions from us in excess of cumulative net taxable income for a unit that decreased a unitholder’s tax basis in that unit will, in effect, become taxable income if the unit is sold at a price greater than the unitholder’s tax basis in that unit, even if the price received is less than his original cost.
     Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than 12 months will generally be taxed at a maximum rate of 15% through December 31, 2010 and 20% thereafter (absent legislation extending the current rate). However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own or the MLP Entities own. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.
     The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling, a unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, may designate specific units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of units. We strongly recommend that a unitholder considering the purchase of additional units or a sale of units purchased in separate transactions consult his tax advisor as to the possible consequences of this ruling and application of the final Treasury Regulations.
     Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:
•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.
     Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.
     Allocations Between Transferors and Transferees. In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the “Allocation Date”). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.
     The use of this method may not be permitted under existing Treasury Regulations; however, new Treasury Regulations have been proposed regarding the allocation of items of income, gain, loss and deduction using a monthly proration method and the allocation of “extraordinary items” (such as gain or loss realized on the sale or other disposition of capital assets other than in the ordinary course of business) to unitholders based on the month such items are recognized under the partnership’s method of accounting. Although existing publicly traded partnerships, including us, may rely on the proposed Treasury Regulations, such proposed Regulations are not currently in effect, and may be modified before being adopted as final Treasury Regulations. Accordingly, Andrews Kurth LLP is unable to opine on the validity of this method of allocating income and deductions between unitholders. We use this method because it is not administratively feasible to make these allocations on a more frequent basis. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.
     A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.
     Notification Requirements. A unitholder who sells any of his units, other than through a broker, generally is required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is generally required to notify us in writing of that purchase within 30 days after the purchase. We are required to notify the IRS of that transfer and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirement.
     Constructive Termination. We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year different from our taxable year, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.
Uniformity of Units
     Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read “— Tax Consequences of Unit Ownership — Section 754 Election.”
     We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of that property, or treat that portion as nonamortizable, to the extent attributable to property which is not amortizable, consistent with the Treasury Regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6). Please read “— Tax Consequences of Unit Ownership — Section 754 Election.” To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. Our counsel, Andrews Kurth LLP, is unable to opine on the validity of any of these positions. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. We do not believe these allocations will affect any material items of income, gain, loss or deduction. Please read “— Disposition of Units — Recognition of Gain or Loss.”
Tax-Exempt Organizations and Other Investors
     Ownership of units by employee benefit plans, other tax-exempt organizations, regulated investment companies, non-resident aliens, foreign corporations, and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.
     Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them. A regulated investment company or “mutual fund” is required to derive 90% or more of its gross income from certain permitted sources. The American Jobs Creation Act of 2004 generally treats net income from the ownership of publicly traded partnerships as derived from such a permitted source. We anticipate that all of our net income will be treated as derived from such a permitted source.
     Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, we will withhold tax at the highest applicable effective tax rate from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.
     In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” that is effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.
     Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Because a foreign unitholder is considered to be engaged in a trade or business in the United States by virtue of the ownership of units, under this ruling a foreign unitholder who sells or otherwise disposes of a unit generally will be subject to federal income tax on gain realized on the sale or other disposition of units. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.
Administrative Matters
     Information Returns and Audit Procedures. We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes each unitholder’s share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure you that those positions will in all cases yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Andrews Kurth LLP can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.
     The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his own return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.
     Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. The partnership agreement names our general partner as our Tax Matters Partner.
     The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate in that action.
     A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.
     Nominee Reporting. Persons who hold an interest in us as a nominee for another person are required to furnish to us:
     (1) the name, address and taxpayer identification number of the beneficial owner and the nominee;
     (2) a statement regarding whether the beneficial owner is:
     (a) a person that is not a United States person,
     (b) a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or
     (c) a tax-exempt entity;
     (3) the amount and description of units held, acquired or transferred for the beneficial owner; and
     (4) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.
     Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue

Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.
     Accuracy-related Penalties. An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.
     For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:
     (1) for which there is, or was, “substantial authority,” or
     (2) as to which there is a reasonable basis if the pertinent facts of that position are adequately disclosed on the return.
     If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to “tax shelters,” which we do not believe includes us.
     A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis. For individuals, no penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000. If the valuation claimed on a return is 200% or more than the correct valuation, the penalty imposed increases to 40%.
     Reportable Transactions. If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or a “transaction of interest” or that it produces certain kinds of losses in excess of $2 million in a single year, or $4 million in a combination of six successive taxable years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “— Information Returns and Audit Procedures” above.
     Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:
•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “— Accuracy-related Penalties,”

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability, and

•	in the case of a listed transaction, an extended statute of limitations. We do not expect to engage in any “reportable transactions.”

State, Local, Foreign and Other Tax Considerations
     In addition to federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we or the MLP Entities do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We or the MLP Entities currently own property or do business in a substantial number of states, virtually all of which impose a personal income tax and many impose an income tax on corporations and other entities. We or the MLP Entities may also own property or do business in other states in the future. Although you may not be required to file a return and pay taxes in some states because your income from that state falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in some or all of the jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “— Tax Consequences of Unit Ownership — Entity-Level Collections.” Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.
     It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local, and foreign as well as United States federal tax returns, that may be required of him. Andrews Kurth LLP has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

INVESTMENT IN ENTERPRISE GP HOLDINGS L.P. BY EMPLOYEE BENEFIT PLANS
     An investment in our units by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA, and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes, the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:
•	whether the investment is prudent under Section 404(a)(l)(B) of ERISA;

•	whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(l)(C) of ERISA; and

•	whether the investment will result in recognition of unrelated business taxable income (please read “Material Tax Consequences — Tax-Exempt Organizations and Other Investors”) by the plan and, if so, the potential after-tax investment return.
     In addition, the person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in our units is authorized by the appropriate governing instrument and is a proper investment for the plan.
     Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans, and IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the plan. Therefore, a fiduciary of an employee benefit plan or an IRA accountholder that is considering an investment in our units should consider whether the entity’s purchase or ownership of such units would or could result in the occurrence of such a prohibited transaction.
     In addition to considering whether the purchase of units is or could result in a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in our units, be deemed to own an undivided interest in our assets, with the result that our general partner also would be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including fiduciary standard and its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.
     The Department of Labor regulations and Section 3(42) of ERISA provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these rules, an entity’s assets would not be considered to be “plan assets” if, among other things:
•	the equity interests acquired by employee benefit plans are publicly offered securities; i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

•	the entity is an “operating company;” i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries; or

•	there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest, disregarding some interests held by our general partner, its affiliates, and some other persons, are held by employee benefit plans (as defined in Section 3(3) of ERISA) subject to Part 4 of Title I of ERISA, any plan to which Section 4975 of the Code applies, and any entity whose underlying assets include plan assets by reason of a plan’s investment in such entity. (For example, government plans are excluded from this determination).

     Our assets should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in the first bullet point above.
     Plan fiduciaries contemplating a purchase of units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

PLAN OF DISTRIBUTION
     We may sell the common units or debt securities directly, through agents, or to or through underwriters or dealers, in each case to the extent such manner of distribution is permitted under applicable SEC rules in connection with this prospectus. Please read the prospectus supplement to find the terms of the common unit or debt securities offering including:
•	the names of any underwriters, dealers or agents;

•	the offering price;

•	underwriting discounts;

•	sales agents’ commissions;

•	other forms of underwriter or agent compensation;

•	discounts, concessions or commissions that underwriters may pass on to other dealers; and

•	any exchange on which the common units or debt securities are listed.
     We may change the offering price, underwriter discounts or concessions, or the price to dealers when necessary. Discounts or commissions received by underwriters or agents and any profits on the resale of common units or debt securities by them may constitute underwriting discounts and commissions under the Securities Act.
     Unless we state otherwise in the prospectus supplement, underwriters will need to meet certain requirements before purchasing common units or debt securities. Agents will act on a “best efforts” basis during their appointment. We will also state the net proceeds from the sale in the prospectus supplement.
     Any brokers or dealers that participate in the distribution of the common units or debt securities may be “underwriters” within the meaning of the Securities Act for such sales. Profits, commissions, discounts or concessions received by such broker or dealer may be underwriting discounts and commissions under the Securities Act.
     When necessary, we may fix common unit or debt securities distribution using changeable, fixed prices, market prices at the time of sale, prices related to market prices, or negotiated prices.
     We may, through agreements, indemnify underwriters, dealers or agents who participate in the distribution of the common units or debt securities against certain liabilities including liabilities under the Securities Act. We may also provide funds for payments such underwriters, dealers or agents may be required to make. Underwriters, dealers and agents, and their affiliates may transact with us and our affiliates in the ordinary course of their business.
     In connection with offerings under this shelf registration and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions that stabilize or maintain the market price of the securities at levels above those that might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may over-allot in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers or dealers may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

LEGAL MATTERS
     The validity of the securities, as to matters of United States law and other customary legal matters relating to the offering the securities issued by us, will be passed upon for us by Andrews Kurth LLP, Houston, Texas. If the securities are being distributed through underwriters or agents, the validity of the securities will be passed upon for the underwriters or agents by counsel identified in the related prospectus supplement.
EXPERTS
     The (i) consolidated financial statements of Enterprise GP Holdings L.P. and subsidiaries (“the Company”), except Energy Transfer Equity L.P. , an investment of the Company which is accounted for by the use of the equity method, incorporated in this prospectus by reference from the Company’s Annual Report on form 10-K for the year ended December 31, 2008, retrospectively adjusted by the Company’s Current Report on Form 8-K filed on July 8, 2009 and (ii) the effectiveness of the Company’s internal control over financial reporting incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 have been audited by Deloitte & Touche LLP, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements, refer to the report of the other auditors as it relates to an equity method investment in Energy Transfer Equity L.P. and include an explanatory paragraph concerning the retrospective adjustments related to the adoption of SFAS 160 and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). The consolidated financial statements of Energy Transfer Equity L.P., not presented separately herein, have been audited by Grant Thornton LLP, as stated in their report, which report is incorporated herein by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. Such consolidated financial statements of the Company are incorporated herein by reference, and have been so incorporated in reliance upon the report of Deloitte & Touche LLP, and as it relates to the Company’s investment in Energy Transfer Equity L.P., the report of Grant Thornton LLP, given upon the firm’s authority as experts in accounting and auditing.
     The consolidated balance sheet of EPE Holdings, LLC and subsidiaries as of December 31, 2008, incorporated in this prospectus by reference from the Company’s Current Report on Form 8-K filed on March 12, 2009, retrospectively adjusted by the Company’s Current Report on Form 8-K filed on July 8, 2009, has been audited by Deloitte & Touche LLP, as stated in their report incorporated herein by reference, (which report expresses an unqualified opinion on the financial statement and includes an explanatory paragraph concerning the retrospective adjustments related to the adoption of SFAS 160). Such balance sheet has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
     All of the foregoing firms are independent registered public accounting firms.
WHERE YOU CAN FIND MORE INFORMATION
     We have filed a registration statement on Form S-3 with the SEC under the Securities Act that registers the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit from this prospectus some information included in the registration statement.
     We file annual, quarterly, and other reports and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. General information about us, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, is available free of charge through our website at http://www.enterprisegp.com as soon as reasonably practicable after we electronically file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of these filings.
INCORPORATION BY REFERENCE
     The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding information deemed to be furnished and not filed with the SEC, until all the securities are sold:
•	Registration Statement on Form 8-A filed with the SEC on August 15, 2005;

•	Annual Report on Form 10-K for the year ended December 31, 2008 (retrospectively adjusted by our Current Report on Form 8-K as filed with the SEC on July 8, 2009 for the adoption of SFAS 160);

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009; and

•	Current Reports on Form 8-K filed with the SEC on January 16, 2009, January 23, 2009, February 5, 2009, March 12, 2009 (retrospectively adjusted by our Current Report on Form 8-K as filed with the SEC on July 8, 2009 for the adoption of SFAS 160), April 21, 2009, May 12, 2009, June 29, 2009, July 8, 2009 and August 10, 2009.
     All documents filed by us under the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement shall also be deemed to be incorporated by reference into this prospectus.

     Each of these documents is available from the SEC’s website and public reference rooms described above. Through our website, http://www.enterprisegp.com, you can access electronic copies of documents we file with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and any amendments to those reports. Information on our website is not incorporated by reference in this prospectus. Access to those electronic filings is available as soon as practical after filing with the SEC. You may also request a copy of those filings, excluding exhibits, at no cost by writing or telephoning Investor Relations, Enterprise GP Holdings L.P., at our principal executive office, which is: 1100 Louisiana Street, 10th Floor, Houston, Texas 77002; Telephone: (713) 381-6500.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14. Other Expenses of Issuance and Distribution.
     The following sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts set forth below, other than the SEC registration fee and the FINRA filing fee, are estimates.

SEC Registration Fee*	$	**
FINRA Filing Fee	$	**
Legal Fees and Expenses	$	**
Accountants’ Fees and Expenses	$	**
Printing and Engraving Expenses	$	**
Miscellaneous	$	**

TOTAL	$	**

*	To be deferred pursuant to Rule 456(b) and calculated in connection with the offering of securities under their registration statement pursuant to Rule 457(r).
**	These fees are calculated based on the number of issuances and amount of securities offered and accordingly cannot be estimated at this time.
ITEM 15. Indemnification of Directors and Officers.
     The section of the prospectus entitled “Description of Our Partnership Agreement — Indemnification” is incorporated herein by this reference. Subject to any terms, conditions or restrictions set forth in the Partnership Agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.
     Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a Delaware limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. The limited liability company agreement of EPE Holdings, LLC provides for the indemnification of (i) present or former members of the Board of Directors of EPE Holdings, LLC or any committee thereof, (ii) present or former officers, employees, partners, agents or trustees of EPE Holdings, LLC or (iii) persons serving at the request of EPE Holdings, LLC in another entity in a similar capacity as that referred to in the immediately preceding clauses (i) or (ii) (each, a “General Partner Indemnitee”) to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any such person may be involved, or is threatened to be involved, as a party or otherwise, by reason of such person’s status as a General Partner Indemnitee; provided, that in each case the General Partner Indemnitee acted in good faith and in a manner which such General Partner Indemnitee believed to be in, or not opposed to, the best interests of EPE Holdings, LLC and, with respect to any criminal proceeding, had no reasonable cause to believe such General Partner Indemnitee’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the General Partner Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to these provisions shall be made only out of the assets of EPE Holdings, LLC. EPE Holdings, LLC is authorized to purchase and maintain insurance, on behalf of the members of its Board of Directors, its officers and such other persons as the Board of Directors may determine, against any liability that may be asserted against or expense that may be incurred by such person in connection with the activities of EPE Holdings, LLC, regardless of whether EPE Holdings, LLC would have the power to indemnify such person against such liability under the provisions of its limited liability company agreement.
ITEM 16. Exhibits.
     (a) See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-3, which Exhibit Index is incorporated herein by reference.

     (b) Financial Statement Schedules
     Not Applicable.
ITEM 17. Undertakings.
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability under the Securities Act to any purchaser:
     (i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
     (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
     (5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by such undersigned registrant;
     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
     (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
     (6) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
     (d) The undersigned registrant hereby undertakes:
     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus or any prospectus supplement filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus or prospectus supplement filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus or prospectus supplement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (e) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee under each of its indentures to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939, as amended (the “Act”) in accordance with the rules and regulations prescribed by the SEC under section 305(b)(2) of the Act.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 28, 2009.

ENTERPRISE GP HOLDINGS L.P.
By:	EPE Holdings, LLC, its general partner
By:	/s/ Dr. Ralph S. Cunningham
	Name:	Dr. Ralph S. Cunningham
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY
     The undersigned directors and officers of Enterprise GP Holdings L.P. hereby constitute and appoint Richard H. Bachmann and Dr. Ralph S. Cunningham, each with full power to act and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact and agents with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement and to file the same, with all exhibits and other documents relating thereto and any registration statement relating to any offering made pursuant to this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act with the Securities and Exchange Commission and hereby ratify and confirm all that such attorney-in-fact or his substitute shall lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the 28th day of August, 2009.

Signature	Title (Position with EPE Holdings, LLC)

/s/ Dan L. Duncan Dan L. Duncan	Director and Chairman

/s/ Dr. Ralph S. Cunningham Dr. Ralph S. Cunningham	Director, President and Chief Executive Officer

/s/ Richard H. Bachmann Richard H. Bachmann	Director, Executive Vice President, Chief Legal Officer and Secretary

/s/ W. Randall Fowler W. Randall Fowler	Director, Executive Vice President and Chief Financial Officer

/s/ O.S. Andras O.S. Andras	Director

/s/ Charles E. McMahen Charles E. McMahen	Director

Signature	Title (Position with EPE Holdings, LLC)

/s/ Edwin E. Smith Edwin E. Smith	Director

/s/ Thurmon Andress Thurmon Andress	Director

/s/ Randa Duncan Williams Randa Duncan Williams	Director

/s/ Michael J. Knesek Michael J. Knesek	Senior Vice President, Controller and Principal Accounting Officer

EXHIBIT LIST

Exhibit
Number	Exhibit

**1.1	Form of Underwriting Agreement.

*4.1	Form of Senior Debt Indenture of Enterprise GP Holdings L.P.

*4.2	Form of Subordinated Debt Indenture of Enterprise GP Holdings L.P.

*4.3	Form of Senior Debt Securities of Enterprise GP Holdings L.P. (included in Exhibit 4.1).

*4.4	Form of Subordinated Debt Securities of Enterprise GP Holdings L.P. (included in Exhibit 4.2).

*5.1	Opinion of Andrews Kurth LLP, as to the validity of the securities.

*8.1	Opinion of Andrews Kurth LLP, as to certain tax matters.

*12.1	Computation of Ratio of Earnings to Fixed Charges.

*23.1	Consent of Deloitte & Touche LLP.

*23.2	Consent of Grant Thornton LLP.

*23.3	Consent of Andrews Kurth LLP (included in Exhibit 5.1 and Exhibit 8.1).

*24.1	Powers of Attorney (included on signature page to the registration statement).

+25.1	Form T-1 Statement of Eligibility and Qualification with respect to the Senior Debt Indenture of Enterprise GP Holdings L.P.

+25.2	Form T-1 Statement of Eligibility and Qualification with respect to the Subordinated Debt Indenture of Enterprise GP Holdings L.P.

*	Indicates exhibits filed herewith.

**	Indicated exhibits to be filed by amendment or as an exhibit to a Current Report on Form 8-K in connection with a specific offering.

+	To be filed in accordance with the requirements of Section 305(b)(2) of the Trust Indenture Act and Rule 5b-3 thereunder.